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                          November 15, 2022

       Peter Cancelmo
       General Counsel and Secretary
       OMEROS CORP
       201 Elliott Avenue West
       Seattle, WA 98119

                                                        Re: OMEROS CORP
                                                            Registration
Statement on Form S-3
                                                            Filed November 9,
2022
                                                            File No. 333-268269

       Dear Peter Cancelmo:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Lauren
Hamill at 303-844-1008 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences
       cc:                                              Matthew Franker